EXHIBIT 99.2

CONSENT OF ADAMS HARKNESS, INC.

We hereby consent to the inclusion of our opinion letter to the Special Committee of the Board of Directors of IMPCO Technologies, Inc., dated October 21, 2004, that forms a part of the Registration Statement on Form S-4 relating to the proposed acquisition of BRC, S.r.l., as Annex J to the Proxy Statement/Prospectus. In giving such consent, we do not thereby admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission hereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Date: January 25, 2005	ADAMS HARKNESS, INC

	By:	/S/ RUSSELL W. LANDON
	Name: Title:	Russell W. Landon Managing Director